Beach First National Bank

Salary Continuation Agreement

Exhibit 10.1

BEACH FIRST NATIONAL BANK

SALARY CONTINUATION AGREEMENT

        This Salary Continuation Agreement (the “Agreement”) is adopted this 1st day of March, 2008, by and between Beach First National Bank, a nationally-chartered commercial bank located in Myrtle Beach, South Carolina (the “Bank”) and Gary Austin (the “Executive”). The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

        Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Account Value” means the amount shown on Schedule A, column 3. The parties expressly acknowledge that the Account Value may be different than the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement. The Account Value on any date other than the end of a Plan Year shall be determined by adding the prorated increase attributable for the current Plan Year to the Account Value for the previous Plan Year. The Account Value shall be recalculated each Plan Year based on the Executive’s actual Final Pay for that Plan Year. To calculate the Account Value for a Plan Year, the Plan Administrator will use the interest method of accounting based on thirty-five (35%) of Final Pay for the Plan Year, calculated using an annual rate of six percent (6%), compounded monthly.

1.2	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.3	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.4	“Change in Control Vesting Percentage” the Executive shall be vested in fifty percent (50%) of the Change in Control benefit from the one year anniversary of the Executive’s date of hire with the Bank until the six year anniversary, eighty percent vested (80%) in the benefit from the six year anniversary until the eight year anniversary and one hundred percent (100%) vested in the benefit from the nine year anniversary of the Executive’s date of hire thereafter.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

Beach First National Bank

Salary Continuation Agreement

1.6	“Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7	“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or Change in Control.

1.7	“EffectiveDate” means July 1, 2007.

1.9	“Final Pay” means the Executive’s highest annualized base salary (before reduction for compensation deferred pursuant to all qualified, non-qualified, and Code Section 125 plans) from the three (3) years prior to Separation from Service, including the year Separation from Service occurs.

1.10	"Normal Retirement Age" means the Executive attaining age sixty-five (65).

1.11	’Normal Retirement Date” means the later of the Executive attaining age sixty-five (65) or Separation from Service.

1.12	“Plan Administrator” means the plan administrator described in Article 5.

1.13	“Plan Year” means each twelve (12) month period commencing on June 1 and ending on May 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following May 31.

1.14	"Projected Benefit" means thirty-five percent (35%) of Projected Final Pay.

1.15	“Projected Final Pay” means Final Pay increased seven percent (7%) annually, until Normal Retirement Age.

1.16	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Article 2.

1.17	“Separation from Service” means termination of the Executive's employment with the Bank for reasons other than death. Whether a Separation from Service has occurred is

Beach First National Bank

Salary Continuation Agreement

determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.18	“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank or the Company, if any stock of the Bank or the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on a Separation from Service.

1.19	"Termination for Cause" has that meaning set forth in Article 4.

1.20	“Vesting Percentage” means ten percent (10%) for each Plan Year until a maximum of one hundred percent (100%) after ten (10) Plan Years.

Article 2
Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is thirty-five percent (35%) of Final Pay.

2.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Normal Retirement Date. The annual benefit shall be distributed to the Executive for the greater of (i) seventeen (17) years or (ii) the Executive’s lifetime.

2.2	Early Termination Benefit. Upon the Executive's Early Termination, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is determined by multiplying the Vesting Percentage by the Account Value for the Plan Year

Beach First National Bank

Salary Continuation Agreement

ending immediately prior to Early Termination and then increasing the vested balance at an annual rate of six percent (6.0%), compounded monthly, until commencement of benefit payments under this Section 2.2. The annual benefit is determined by calculating a two hundred four (204) month fixed annuity from the vested inflated Account Value, crediting interest on the unpaid balance at an annual rate of six percent (6.0%), compounded monthly.

2.2.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for the greater of (i) seventeen (17) years or (ii) the Executive’s lifetime.

2.3	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Bank shall distribute the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is determined by multiplying one hundred percent (100%) of the Account Value for the Plan Year ending immediately prior to Disability and then increasing the balance at an annual rate of six percent (6.0%), compounded monthly, until commencement of benefit payments under this Section 2.3. The annual benefit is determined by calculating a two hundred four (204) month fixed annuity from the vested inflated Account Value, crediting interest on the unpaid balance at an annual rate of six percent (6.0%), compounded monthly.

2.3.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for the greater of (i) seventeen (17) years or (ii) the Executive’s lifetime.

2.4	Change in Control Benefit. Upon a Change in Control, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the present value of the Projected Benefit using a six percent (6%) interest rate and a seventeen (17) year payment stream, subject to the Change in Control Vesting Percentage.

2.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum within ninety (90) days following a Change in Control.

2.4.3	Internal Revenue Service Section 280G Gross Up. If, as a result of a Change in Control, the Executive becomes entitled to benefits under this Agreement or

Beach First National Bank

Salary Continuation Agreement

under any other benefit, compensation or incentive plan or arrangement with the Bank (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under Section 280G and Section 4999 of the Internal Revenue Code (the “Excise Tax”), the Bank shall pay to the Executive the following additional amounts, consisting of (a) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under Section 4999 of the Internal Revenue Code (the “Excise Tax Payment”), and (b) a payment equal to the amount necessary to provide the Excise Tax payment net of all income, payroll and excise taxes. Any payment pursuant to this Section 2.4.3 shall be made at the latest by the end of the Executive’s taxable year next following the calendar year in which the Change in Control event occurred. Payment of the additional amounts described in clauses (a) and (b) shall be made in addition to the amount set forth in Section 2.4.1 above.

2.4.4	Reimbursement of Legal Fees. If the Executive seeks any legal action to compel the bank to pay the Change in Control benefit, the Bank shall reimburse the Executive any legal fees incurred. The Executive shall be reimbursed on the 30th day following the date that the Executive substantiates any expense incurred pursuant to this Section 2.4.4 with respect to which reimbursement is applicable.

2.5	Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service or at any time during the 12-month period ending on a Separation from Service, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then, to the extent such tax liability can be paid by the amount that may be currently distributed to the Executive under Sections 2.1-2.4 of this Agreement without the imposition of additional tax liability under Section 409A of the Code, the Bank may make a limited distribution to the Executive as soon as is administratively practicable following the discovery of the tax liability of an amount not to exceed the amount that becomes subject to tax, in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(vi), (vii) and (xi). Any such distribution will decrease the Executive’s benefit hereunder.

Beach First National Bank

Salary Continuation Agreement

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.2 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution;

(c)

must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Article 3
Distribution at Death

3.1	Death During Active Service. If the Executive dies prior to Separation from Service, the Executive’s Beneficiary shall be entitled to an amount equal to the Account Value less any amount the Beneficiary is entitled to receive under any split dollar arrangement between the Bank and the Executive, in a single lump sum on the first day of the fourth month following the Executive’s death. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving the minimum seventeen (17) years of such distributions, the Bank shall distribute to the Beneficiary the present value of the remaining portion of the minimum seventeen (17) years of benefits due under this Agreement, in a single lump sum on the first day of the fourth month following the Executive’s death. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

3.3	Death Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the present value of the minimum seventeen (17) years of benefits due under this Agreement, in a single lump sum on the first day of the fourth month following the Executive’s death. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

Article 4
General Limitations

4.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the

Beach First National Bank

Salary Continuation Agreement

4.1	Executive’s service is terminated by the Board for:

(a)	Gross negligence or gross neglect of duties to the Bank; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

4.2	Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within three (3) years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

4.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

4.4	Competition after Separation from Service. The Executive shall forfeit all benefits and the Bank shall not be required to pay any benefits under this Agreement if the Executive, without the prior written consent of the Bank and within two (2) years from Separation from Service, engages in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a fifty (50) mile radius) of the business of the Bank, which enterprise is competitive with any Business (as defined below) carried on by the Bank as of the date of Separation from Service. This section shall not apply following a Change in Control. Business shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its affiliates as of Separation from Service.

4.5	Solicitation after Separation from Service. The Executive shall forfeit all benefits and the Bank shall not be required to pay any benefits under this Agreement if the Executive, without the prior written consent of the Bank and within two (2) years from Separation from Service, (a) solicits any employee of the Bank for the purpose of hiring such employee away from the Bank or (b) solicits any customer of the Bank that was a customer of the Bank at or prior to Separation from Service for the purpose of obtaining such customer’s business relationship in any manner that could be deemed to be competitive to the Bank. This section shall not apply following a Change in Control.

Beach First National Bank

Salary Continuation Agreement

Article 5
Administration of Agreement

5.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

5.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

5.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

5.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

5.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

5.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 6
Claims And Review Procedures

6.1	Claims Procedure. An Executive ("claimant") who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

Beach First National Bank

Salary Continuation Agreement

6.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

6.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3	Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

Beach First National Bank

Salary Continuation Agreement

6.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

7.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit shall be the Account Value as of the date this Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the

Beach First National Bank

Salary Continuation Agreement

earliest distribution event permitted under Article 2 or Article 3.

7.2	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Bank terminates this Agreement in the following circumstances:

(a)

Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and provided that all agreements, methods, programs, and other arrangements sponsored by the Bank or the Company immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under §1.409A-1(c) (“Similar Arrangements”) are terminated and liquidated with respect to each participant that experienced the Change in Control and all participants receive all amounts of compensation deferred under this Agreement and all Similar Arrangements within twelve (12) months of the date the Bank or Company irrevocably takes all necessary action to terminate and liquidate this Agreement and all Similar Arrangements;

(b)

Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Bank’s termination of this Agreement and all Similar Arrangements, provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Account Value, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 8
Beneficiaries

8.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

Beach First National Bank

Salary Continuation Agreement

8.2	Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

8.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

8.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

8.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor

Beach First National Bank

Salary Continuation Agreement

interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of

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Salary Continuation Agreement

          the Bank, provided that such alternative act does not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

3751 Grissom Parkway
Suite 100
Myrtle Beach, SC 29577

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.12	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

        IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	BANK:

Beach First National Bank

/s/ Gary S. Austin	By /s/ Walter E. Standish, III
Gary S. Austin
Title President & Chief Executive Officer